EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Cardtronics, Inc.:
We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.
Our reports covering the financial statements for both Cardtronics, Inc. and ATM Company (as defined in footnote 1 to the related financial statements) contain an explanatory paragraph that states the respective companies adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003.
/s/ KPMG LLP
Houston, Texas
July 7, 2006